Exhibit 10.14

Restricted – Confidential Definition of Retirement Definition of Extended Retirement. Exhibit 10.14

Restricted – Confidential Additional Condition. Exhibit 10.14

Restricted – Confidential record payment Exhibit 10.14

Restricted – Confidential Exhibit 10.14

Restricted – Confidential Signature Page Follows Exhibit 10.14

Restricted – Confidential Exhibit 10.14

Exhibit 10.14

EVERGY, INC.
2026 RESTRICTED STOCK UNIT AGREEMENT
(TIME-BASED VESTING - ALTERNATE)

Grantor:	Evergy, Inc. or the Company
Grantee:	
Grant Date:	
Restricted Stock Units (RSUs) Granted:	

THIS RESTRICTED STOCK UNIT AGREEMENT (the "Agreement") is entered into as of the Grant Date, by and between the Company and the Grantee with respect to the RSUs granted herein, as such terms are defined in the chart above. All capitalized terms in this Agreement that are not defined herein shall have the meanings ascribed to such terms in the Company's Long-Term Incentive Plan, as amended and restated from time to time (the "Plan").

WHEREAS, Grantee is employed by the Company or one of its Subsidiaries and the Company desires to (i) encourage Grantee to acquire an interest in the growth and performance of the Company, (ii) provide Grantee with an incentive to enhance the value of the Company for the benefit of its customers and shareholders and (iii) encourage Grantee to remain in the employ of the Company as one of the key employees upon whom the Company's success depends; and

WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Restricted Stock Units, pursuant to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

1. Restricted Stock Unit Award. The Company hereby grants to Grantee an Award of Restricted Stock Units ("RSUs") defined in the chart above. Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan, the terms and conditions of which are incorporated herein by reference.

2. Terms and Conditions. In addition to the terms and conditions in the Plan, this Award of RSUs is subject to the following terms and conditions:

   a. Grant of RSUs. The RSUs granted hereunder shall be credited to Grantee's RSU Account as of the Grant Date. The RSU Account shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Grantee's RSU Account. All amounts credited to the RSU Account shall continue for all purposes to be part of the general assets of the Company.

   b. Vesting of RSUs. The RSUs will vest on the third anniversary of the Grant Date (the "Vesting Date"), provided that Grantee remains continuously employed by the Company or one of its Subsidiaries (except as provided in paragraph 2.c and 2.d of this Agreement)

during the entire period that begins on the Grant Date and ends on the Vesting Date (the "Restricted Period").

c. Termination of Employment during the Restricted Period for Death or Disability. If Grantee experiences a termination of employment on account of Grantee's death or Disability before the end of the Restricted Period, then as of the date of Grantee's termination of employment, the unvested RSUs (and Dividend Equivalents) shall vest.

d. Termination of Employment during the Restricted Period for Retirement or Extended Retirement. If Grantee experiences a termination of employment on account of Retirement or Extended Retirement (each as defined below) before the end of the Restricted Period, Grantee shall receive the vesting benefits described in Sections 2(d)(i) or 2(d)(ii) below, as applicable. In all cases, settlement of any vested RSUs (and Dividend Equivalents) shall occur on the originally scheduled Vesting Date, with no acceleration of payment.

(i) Pro Rata Vesting (Retirement).

If the Grantee's termination of employment qualifies as a Retirement, no RSUs shall immediately settle upon termination. Following the end of the Restricted Period, a pro rata portion of the RSUs (and Dividend Equivalents) that would have vested had the Grantee remained employed through the Vesting Date, based on actual performance results, shall vest and be settled on the Vesting Date.

The pro rata portion shall be determined by multiplying: (A) the number of RSUs that would have vested on the Vesting Date absent termination by (B) a fraction, the numerator of which is the number of days from the Grant Date through the date of Retirement, and the denominator of which is the number of days from the Grant Date through the Vesting Date.

Definition of Retirement.

For purposes of Section 2(d)(i), "Retirement" means the Grantee's separation from service: on or after attaining age sixty (60); after completing at least five (5) years of service with the Company or its Subsidiaries; and after providing the Company with at least six (6) months' advance written notice of the Grantee's Retirement

(ii) Full Vesting (Extended Retirement).

If the Grantee's termination of employment qualifies as an Extended Retirement, no RSUs shall immediately settle upon termination. Following the end of the Restricted Period, all RSUs (and Dividend Equivalents) shall vest based on actual performance results and shall be settled on the Vesting Date, subject to satisfaction of the conditions for Extended Retirement.

Definition of Extended Retirement.

For purposes of Section 2(d)(ii), "Extended Retirement" means the Grantee's separation from service only if all of the following conditions are satisfied:

A. The Grantee has attained age sixty-two (62) and completed at least five (5) years of service with the Company or its Subsidiaries;

B. The Grantee has provided the required advance written notice as follows:

For Named Executive Officers ("NEOs") and Section 16 officers, notice determined to be reasonable by the Compensation & Leadership Development Committee ("CLD Committee");

For all other Grantees, at least six (6) months' advance written notice of Extended Retirement;

C. At least one (1) year has elapsed from the Grant Date to the date of separation from service; provided, however, that RSUs granted less than one year prior to separation shall vest pro rata in accordance with Section 2(d)(i);

D. The Grantee has submitted a transition plan approved as follows:

For the Chief Executive Officer ("CEO"): by the Board; For Section 16 Officers (other than the CEO): by the CLD Committee; For all other officers: by the CEO; For non-officer Grantees: by an officer; and

E. For any Grantee who is an NEO or a Section 16 Officer, the CLD Committee has approved, in its sole discretion, the Grantee's eligibility for Extended Retirement.

Additional Condition.

Notwithstanding the foregoing, a Grantee shall not be eligible for Extended Retirement unless, if requested by the Company, the Grantee timely executes—and does not revoke within any applicable revocation period—a restrictive covenant and release of claims agreement, in a form provided by the Company, including confidentiality, release of claims, non-solicitation, non-competition, and non-disparagement provisions.

e. Limits on Transfer of RSUs. Subject to any exceptions set forth in the Plan, during the Restricted Period and until such time as the RSUs are settled in accordance with the terms of this Agreement, neither the RSUs nor any rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs will be immediately forfeited by Grantee and all of Grantee's rights to the RSUs shall immediately terminate without any payment, settlement, or consideration by the Company.

f. No Rights as a Shareholder until RSUs Settled. Grantee shall not have any rights of a shareholder with respect to the Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of Shares.

g. Dividend Equivalents. If during the Restricted Period the Company declares a cash dividend on Shares, then, as of any dividend payment date, Grantee shall receive an

additional number of RSUs (including fractional RSUs), which shall be credited to the RSU Account, equal to the quotient obtained by dividing the aggregate cash amount that would have been paid as dividends if each RSU then credited to the RSU Account on the dividend payment date were a Share, by the closing price of a Share on the trading date immediately preceding the dividend payment date. Any additional RSU credited to the Grantee's RSU Account under this Section 2.g. shall be subject to the same vesting and forfeiture conditions as the original RSUs granted on the Grant Date and shall be settled, if at all, on the Vesting Date. If, during the Restricted Period, the Company declares a stock dividend on Shares, then the Grantee may be eligible for additional Shares on the Vesting Date (or earlier as determined by the Committee) based on the number of RSUs credited to the Grantee's RSU Account in accordance with Section 16.H of the Plan. When the Vesting Date falls between a dividend record date and the dividend payment date, the additional number of RSUs (including fractional RSUs), which shall be credited to the RSU account as dividend equivalents will be calculated as set forth above, except that the share price will be calculated based on the date immediately preceding the dividend *record* date instead of the date immediately preceding the dividend *payment* date, and the resulting Shares are issued concurrently with the other Shares vesting on the Vesting Date.

h. Settlement of RSUs. No later than 30 days after the earlier of (i) the Vesting Date or (ii) Grantee's termination of employment due to death or Disability, the Company shall issue and deliver to Grantee, or in the event of Grantee's death the beneficiary designated in writing by Grantee in accordance with instructions provided by the Company (or in the event Grantee has not designated a beneficiary, Grantee's estate), a number of Shares equal to the aggregate number of vested RSUs (with any fractional Share underlying the vested RSUs on the settlement date being settled by delivering to Grantee a cash payment equal to the closing price of a Share on the Vesting Date or the date of Grantee's termination of employment, as applicable, multiplied by the number of fractional vested RSUs) then credited to Grantee's RSU Account. The Committee may, in its sole discretion, settle any vested RSUs by delivering to Grantee (or Grantee's beneficiary or estate in the event of Grantee's death) an amount of cash equal to the closing price of a Share on Vesting Date or the date of Grantee's termination of employment, as applicable, multiplied by the number of vested RSUs (and any fraction thereof) held by Grantee.

i. Tax Withholding on RSU Settlement. No Shares will be delivered under this Agreement until either (i) Grantee has paid to the Company the amount that must be withheld under applicable federal, state, and local income and employment tax laws (including obligations arising under Sections 3101, 3121(a), and 3121(v)(2) of the Internal Revenue Code), or (ii) Grantee and the Company have made satisfactory provision for the payment of such taxes. Such withholding obligations may arise prior to the settlement or delivery of Shares. To satisfy such withholding obligations, the Company may, in its discretion, deduct amounts from any compensation or other amounts payable to Grantee, require Grantee to remit cash to the Company, require Grantee to make other arrangements satisfactory to the Company, or use any combination of the foregoing. Unless otherwise determined by the Committee (which may disallow Share withholding at any time) or contrary to an election submitted by Grantee in accordance with established Company policy, the Company may withhold such taxes from the Shares (valued at their Fair Market Value) otherwise eligible to be delivered under this Award, if any.

j. 280G Best Net. Notwithstanding anything in this Agreement to the contrary, in the event that (A) there is a Change in Control, and (B) the receipt of all payments, distributions or benefits (including, without limitation, accelerated vesting of the RSUs) by the Company in the nature of compensation to or for Grantee's benefit, whether paid or payable pursuant to this Agreement or otherwise (a "Payment"), would subject Grantee to the excise tax under Section 4999 of the Code by virtue of Section 280G of the Code, the Company shall reduce the number of RSUs which become vested on account of the Change in Control if such reduction would result in Grantee having a greater net after-tax Payment than if such RSUs were not reduced and the Payment, or any portion thereof, is subjected to the excise tax under Section 4999 of the Code.

k. Clawback. This Award will be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") and any other compensation clawback or recoupment policy that the Committee has adopted or is required to adopt pursuant to the listing standards of any national securities exchange on which the Company's securities are listed or as is otherwise required by Dodd Frank or any other applicable law. Grantee acknowledges that the Award or any compensation derived therefrom may be forfeited and/or recouped by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with Dodd Frank or other clawback or recoupment policy. Without limitation, the Company may, in its discretion, or shall as required by law, (i) seek repayment from the Grantee; (ii) reduce the amount that would otherwise be payable to the Grantee under current or future Awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies, or (v) any combination of these actions. The Company's clawback or recoupment policy may require the Company take such recoupment actions against the Grantee whether or not such Grantee engaged in any misconduct or was otherwise at fault with respect to any event or circumstance giving rise to such clawback action.

The Company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that the Grantee reimburse the Company for all or any portion of any Awards if and to the extent the Awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower Award would have occurred based upon the restated financial results or accurately measured objectives. The Company may, in its discretion, (i) seek repayment from the Grantee; (ii) reduce the amount that would otherwise be payable to the Grantee under current or future Awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies or (v) any combination of these actions. The Company may take such actions against any Grantee, whether or not such Grantee engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement.

3. Amendment. This Agreement may be amended only in the manner provided by the Company evidencing both parties' agreement to the amendment. This Agreement may also be amended, without prior notice to Grantee and without Grantee's consent before any Change in Control by the Committee if the Committee in good faith determines the amendment does not materially adversely affect any of Grantee's rights under this Agreement.

4. Entire Agreement. This Agreement contains the entire agreement between Grantee and the Company with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating thereto.

5. Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and shall constitute the same Agreement. This Agreement shall become a binding agreement between Grantor and Grantee when a counterpart of this Agreement has been either (i) signed by each party, or (ii) accepted and acknowledged electronically by each party, or a combination thereof. An electronic signature of Grantor or Grantee on DocuSign or other signing platform, or a "box check" acceptance and acknowledgement on the E*TRADE or Morgan Stanley or other platform, transmitted electronically, shall be deemed to be original signatures of such parties for all purposes, shall constitute an intent to be bound by the terms and conditions of this Agreement, and effective execution and delivery of this Agreement.

[*Signature Page Follows*]

EVERGY, INC.

By: ___________________________
Lesley L. Elwell
Senior Vice President, Chief People Officer

Exhibit 10.14